Exhibit 10(14)

                                                          --------------, ------

                AWARD NOTIFICATION UNDER THE RIVER VALLEY BANCORP
                    RECOGNITION AND RETENTION PLAN AND TRUST

-------------------:

     You are hereby awarded a total of ____ shares of the Common Stock, without par value ("Common Stock"), of River Valley Bancorp ("RVB") pursuant to the River Valley Bancorp Recognition and Retention Plan and Trust (the "Plan"), on the following terms and conditions:

     1. The shares of Common Stock subject to award vest at the rate of twenty percent (20%) of the aggregate number of shares covered by the award at the end of each full twelve months of consecutive service with River Valley Financial Bank, or an affiliate thereof (collectively, the "Financial Institution") after the date of grant. If your service as an employee, director and/or director emeritus with the Financial Institution terminates prior to _______, ____, for any reason (except as discussed below), then you will forfeit the right to earn any shares of Common Stock subject to this award which have not previously been earned. In determining the number of shares of Common Stock which are earned, fractional shares will be rounded down to the nearest whole number, provided that such fractional shares will be aggregated and earned, on the fifth anniversary of the date of grant.

     2. Notwithstanding the general rule contained in paragraph 1, above, all shares of Common Stock subject to this award held by you will be deemed earned as of your last day of service for the Financial Institution as a result of your death or disability.

     3. Notwithstanding anything herein to the contrary, the Board of Directors of the Financial Institution may immediately revoke, rescind and terminate any award, or portion thereof, previously awarded under the Plan, to the extent shares of Common Stock have not been delivered to you, whether or not the shares have been earned, if you are discharged from the employ of the Financial Institution for cause, if you are removed from the Board for cause or it is discovered after your service terminates that you have engaged in conduct which would have justified discharge or removal for cause.

     4. Whenever shares of Common Stock awarded under the Plan are paid to you, or to the beneficiary you designate, such person will be entitled to receive, with respect to each share of Common Stock paid, an amount equal to any cash dividends or cash distributions and a number of shares of Common Stock equal to any stock dividends, and any other asset distributions declared and paid with respect to a share of Common Stock between the date the shares are distributed and the date such shares were granted, along with any net earnings thereon.

     5. Shares of Common Stock will be distributed to you, or to the beneficiary you designate, as the case may be, as soon as practicable after they have been earned; provided, however, no shares of Common Stock will be distributed prior to _________, ____, to the extent you or the beneficiary you designate would after the receipt of such shares own in excess of ten percent (10%) of the issued and outstanding shares of Common Stock. If any shares of Common Stock remain unpaid solely by reason of the foregoing limitation, then such shares will be paid to you, or to the beneficiary you designate, on _________, _____.

     6. All shares of Common Stock, together with any shares representing stock dividends thereon, will be distributed in the form of Common Stock. One share of Common Stock will be paid for each share earned and payable. Payments representing accumulated cash dividends or cash distributions (and earnings thereon) will be made in cash. Other asset distributions payable on the shares of Common Stock awarded will be paid in the form of such distributions, to the extent feasible. The trustee of the Plan may withhold from any payment or distribution made under the Plan sufficient amounts of cash or shares of Common Stock to cover any applicable withholding and employment taxes, and if the amount of such payment is insufficient, the trustee may require you or the beneficiary you designate to pay to the trustee the amount required to be withheld as a condition of delivering the shares earned and payable under the Plan. Alternatively, you may pay to the trustee that amount of cash necessary to be withheld in taxes in lieu of any withholding of payments or distribution under the Plan. If you elect to have such taxes withheld, then the election must be made in compliance with Rule 16b-3, to the extent applicable.

     7. This award is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. A copy of the Plan has been furnished to you and an additional copy may be obtained from the Financial Institution. In the event of any conflict between the provisions of the Plan and the provisions of this letter, the terms, conditions and provisions of the Plan will control, and this letter will be deemed to be modified accordingly.

                                    Very truly yours,

                                    RIVER VALLEY BANCORP


                                    By:
                                       -----------------------------------------
                                       Matthew P. Forrester, President and Chief
                                       Executive Officer



I acknowledge Receipt of
a copy of this Award Notification


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Dated:
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